           CONFIDENTIAL TREATMENT REQUESTED: Certain portions of this document have been omitted and are marked with the
           notation, "*Confidential Treatment Requested." A complete
        copy has been filed with the Securities and Exchange Commission.

                                                                   EXHIBIT 10.18

                       TERM SHEET FOR CONTRACT API SUPPLY
                           BETWEEN ALLOS AND HOVIONE


This Term Sheet sets forth the principal terms for a supply agreement (the "Agreement") for the purified bulk RSR13 sodium salt drug substance (the "API") for clinical and commercial use between Allos Therapeutics, Inc., the customer and developer of the API, a Delaware Corporation, with its principal place of business in Denver, CO, USA, ("Allos") and The Hovione Group ("Hovione"), herein represented by Hovione Inter Limited a Swiss corporation, with its principal place of business in Luzern, Switzerland, the API manufacturer. The parties shall negotiate in good faith the full and complete terms of the Agreement, which shall be consistent with those terms set forth in this Term Sheet, but until such Agreement is fully executed by both parties neither party shall be obligated to enter into any agreements.

PARTIES: The parties to the Agreement shall be Allos and Hovione and their successors and permitted assigns.

                   During the Agreement's Term, Hovione shall be Allos' primary API manufacturer and Allos and its affiliates and licensees shall purchase no less than the percentages set forth in this Term Sheet of its RSR13 sodium salt requirements from Hovione, subject to their supply capacity and conformance with the Agreement.

AGREEMENT          Pre-commercial Supply Phase--includes all activities and API
PHASES             lots manufactured after the effective date of this Agreement and before Allos submits an NDA to FDA for the finished product manufactured from the API.

                   Commercial Supply Phase--includes all activities and API lots manufactured after Allos submits an NDA to FDA for the finished product manufactured from the API.

PROJECT            Each Party shall designate an official contact with full
MANAGEMENT:        authority to represent company on technical and project
                   matters ("Project Managers"), Hovione and Allos (with participation of Hovione's agent) shall hold periodic project management and status meetings. Hovione shall provide Allos with a monthly, written production status report, describing progress on completion of outstanding obligations (e.g., process development, validation, stability data, production runs, pending corrective actions).

                   The Project Managers shall approve and authorize updates of all Master Batch Records, Validation Protocols & Reports, Corrective Action Plans and Implementation Reports, and Changes to the foregoing.

                   PROJECT SCHEDULE: Hovione will be kept advised in writing of Allos' intentions and time-lines concerning the NDA filing. Allos shall provide Hovione with written notice of significant time-line changes; shall milestones within the time-line be moved by more than 3 months Hovione must be given at least 6 months written notice where reasonably possible; should Allos be unable to provide such notice Hovione will only be obliged to make a best effect attempt at meeting the new time-line. [*] batches will be scheduled with at least 9 months written notice.



Confidential Term Sheet: Ver.02             Page 1                March 25, 1999

*CONFIDENTIAL TREATMENT
      REQUESTED

HOVIONE            Hovione shall perform the following, as more fully
OBLIGATIONS:       described in Attachment A.

                   1. Hovione shall manufacture and deliver such quantities of the API as ordered by Allos in accordance with the forecasting and purchase procedures.

                   2. Prior to the Allos NDA submission date, Hovione shall complete the following in time to permit completion and submission of such NDA:

                      o Process scale-up and validation (including, but not
                        limited to, all vendors, equipment, processes, cleaning, facilities, and methods), and revalidation, and be prepared for an FDA and EU PAI;

                      o Successful manufacture and delivery of at least three
                        fully independent validation batches suitable for preparing data for submission to FDA and which shall demonstrate that the process has been successfully validated. Hovione shall provide data to demonstrate no less than 24 months real time bulk stability (at least six months of data shall be available 60 days prior to NDA submission).

                      o Successful characterization and delivery of samples of
                        final API reference standard( amount to be determined).

                   3. Hovione shall be responsible, at its expense, for all ongoing validation and to ensure compliance of its manufacturing facility.

                   4. All regulatory filings on the API will be made and owned by Allos. Hovione, in consultation with Allos, shall prepare at its expense the description of the API manufacturing operations and related information (e.g., methods validation package, stability, representative data and batch records) as required for inclusion in the filing to FDA and other regulatory authorities (e.g., EU), which will contain all of the manufacturing information. Hovione will assist Allos in the preparation of annual updates and in promptly responding to any questions from regulatory agencies. Hovione shall provide qualified technical representatives to attend meetings and/or teleconferences with FDA and other regulatory authorities as needed.

                   5. [*]

                   6. Hovione accepts responsibility for that documentation which is filed at the health authority for which it has prepared the information (this shall be referred to as "Hovione's filing at FDA"). Allos will provide Hovione with a certified true copy of every submission and update that directly addresses the information in Hovione's filing at FDA at least 10 days before its filing at the health authority, for joint approval prior to filing.


Confidential Term Sheet: Ver.02      Page 2                       March 25, 1999

* CONFIDENTIAL TREATMENT
        REQUESTED

FORECASTING &      FORECASTING: During the Commercial Supply phase of the term
PURCHASE ORDERS    of this contract, [*].

                   Purchase Orders: During the Pre-Commercial Supply phase Allos may place purchase orders with Hovione as per Davos' offer dated 6th May 1998.

                   During the Term of this Agreement, Allos shall place purchase orders for, and Hovione shall not refuse to supply, at least the following percent of Allos' annual requirements for RSR13:

                     (i)   [ * ]

                     (ii)  [ * ]

                     (i)   [ * ]

                     (i)   [ * ]

                   During the Commercial Supply Phase purchase orders for specific quantities of RSR13 shall be submitted for quarterly quantities 90 days prior to the start of each calendar quarter. Each such purchase order shall be formally accepted by Hovione within 30 days, and shall not be rejected so long as Allos has not materially breached the Agreement and failed to cure such breach following written notice from Hovione. Purchase orders shall be based on the API batch size. Aggregate purchase order quantities for a quarter shall not be less than one half nor more than twice -- of the forecast for the quarter covered by the most recently delivered rolling forecast for that quarter, without Hovione's consent which shall be withheld only for reasonable cause; provided, that Hovione shall use its best efforts to timely supply purchase orders in excess of 200% of the applicable forecast. Deliveries shall be made on the dates specified in the purchase orders and agreed to in the form of an order acknowledgement by Hovione or its agent.

COST: All the work to be carried out under this Agreement prior to NDA Submission, during the [*].


                   After NDA submission, that is during the Commercial Supply Phase, the charge


Confidential Term Sheet: Ver.02      Page 3                      March 25, 1999


*CONFIDENTIAL TREATMENT
       REQUESTED

                          [ * ]
                          [ * ]
                          [ * ]
                          [ * ]

                    [ * ]

                    [ * ]

                    Hovione shall notify Allos of any process improvements or of any possible patent applications. Hovione shall not seek or assist others in seeking, prosecuting, defending or enforcing any patents related to RSR13 (including any composition of matter containing RSR13), including any method of its manufacture or use without the approval of Allos.

                    Prices and costs are set out based on current experience and do not take into account items that are unforeseeable (such as unexpected issues in the API development, material changes in the regulations, FDA's views, toxicity of the compound or the process, or legislation (e.g. health, safety or environment). Parties have the right to negotiate prices should such dramatic changes as set out above occur and cause substantial hardship to either party.

DELIVERY &          All API lots shall be delivered to CIF Allos' designated
ACCEPTANCE          drug product manufacturer location, and accompanied by
                    certificates of analysis and compliance with manufacturing requirements. Upon Allos' request, in-process and finished
                    API test samples shall be sent to Allos' designated test lab for testing prior to shipment of sampled lots. Any costs incurred with special packing requirements or courier services shall be for Allos' account.

                    API lots shall be considered accepted upon successful completion of acceptance testing (which shall be initiated upon delivery), subject to revocation upon determination of any latent defects (e.g., subsequent inspections or audits, stability data, failure investigations). However if the communication of defect or complaint which would be detected by such acceptance testing is received more than 90 days after the airwaybill date, Hovione will be under no obligation to replace the lot. Notwithstanding the foregoing, Allos shall be entitled to rely on the accuracy and validity of Hovione certificates of analysis provided with each delivered lot.

                    At the request of either party, unresolved disputes over conformance of a lot to its specifications will be referred to mutually acceptable referee lab. Such referee lab will rule based on Hovione's filings at the FDA, such ruling will be final. Costs will be for the account of the party at fault. Hovione shall be responsible for no more than the prompt replacement of each rejected non-conforming lot, or at Allos' election


Confidential Term Sheet: Ver.02             Page 4               March 25, 1999


*CONFIDENTIAL TREATMENT
       REQUESTED
                    refunding the amounts paid or incurred by Allos on account of such rejected batch.

                    Each party is obligated to immediately inform the other of any information that indicates or suggests that delivered lots do not conform to applicable requirements under the Agreement or should not be used.

PAYMENTS &          1. All invoices shall be settled by wire transfer in US
SCHEDULE            dollars within 90 days of the date of the air way
                    bill during the Commercial Phase; and at 90 days of invoice date prior to that. Payment for all undisputed amounts shall be made, and considered received, once funds become available to Hovione or Hovione's agent at their bank account in a USA bank, which except for the fault of Allos shall be deemed to occur no later than 24 hours of Allos delivery of payment.

                    2. In case the amount of one invoice is in dispute, its payment shall not affect settlement of other outstanding and due invoices. Repeated delay in settlement of invoices will entitle Hovione to only ship against confirmed letter of credit terms.

                    3. Hovione or Hovione's agent shall ensure all API lots are delivered free of any liens. Hovione has the option to arrange the invoicing by any company of the Hovione group or by its agent, provided Allos is notified and is in agreement, such agreement not being unreasonably withheld. Any such person seeking payment from Allos shall be subject to all defenses, claims and rights that Allos might have against Hovione. Hovione shall have no set-off rights or remedy against Allos in the event that its agent fails to remit payments received from Allos.

SUPPLY              1. All API manufacture shall occur at Hovione's Loures,
ASSURANCE           Portugal establishment. Hovione shall maintain the ability to deliver at least [ * ] kg/year during the Commercial
                    Supply Phase, and shall provide assurances of secure primary and contingent supplies of raw materials and components.

                    2. Subject to Allos' approval, Hovione may establish alternate API manufacturing operations at its Macau facility under mutually acceptable conditions to be agreed to (e.g., time and product volume).

                    3. Except where not possible, or not desired by the parties (e.g., cGMP corrective actions), Hovione shall make no change in the API manufacture (as defined in Hovione's filings at FDA, and the applicable Master Batch Records, SOPs, compendia standards) and shall remain in compliance with FDA and EU laws, regulations and guidance documents. Allos may require production of additional safety stock, pending completion of change validation and/or FDA approval. All such changes shall be made in conformance to Allos' change control policy and applicable requirements. The implementation of changes shall be subordinated to Allos authorization in the light of regulatory implications, however Allos (and Allos licensees or other users of RSR13) recognize that change is necessary to enable Hovione to remain efficient and cost-effective and thus shall be fully supportive of the implementation of such changes.

                    4. During the Commercial Phase, Hovione shall, upon Allos' request, maintain a six-


Confidential Term Sheet: Ver.02      Page 5                       March 25, 1999


*CONFIDENTIAL TREATMENT
       REQUESTED
                    month Safety Stock inventory of all critical raw materials or, if requested by Allos during Commercial Phase, finished API based upon the rolling forecast. In case Hovione if forced to keep in its inventories one or more batches of approved API for a period greater than 180 days beyond what was stated as firm delivery shipping dates in the annual rolling forecast for that quantity of API, Hovione is free to invoice such unshipped batches. Such batches shall be kept in trust for Allos until such time as Allos requests their shipment.

                    5. Should Hovione fail to supply in excess of 5% of the amount of API specified in a purchase order for any reason, including Force Majeure, or conditions occur in which Hovione cannot give satisfactory assurance of supply (e.g., insolvency, adverse FDA actions, loss of supply). In the event of such a failure to supply, Allos shall (among other remedies, including termination and/or reduction of its purchase obligations) have the right to require technology transfer to Allos or any Allos designated manufacturer, and Hovione shall fully assist with such transfer, and no royalties or any obligation shall be due for such transfer or products manufactured by the contingent supplier.

                    6. The parties agree to cure all material breaches within 90 days. If no agreement can be reached within 90 days of notification of a breach, the parties agree to the use of an independent and binding arbitrator. The arbitrator's ruling will be binding on all parties. Allos also shall have the right to cancel this agreement in the event the breach cannot be cured as per the above in addition to such arbitration.

PERFORMANCE         All API lots, and the manufacture and import of such lots,
CRITERIA:           shall fully conform with all of the following (as such
                    requirements are in effect at the time of the Manufacture of the applicable lots):

                    1. Applicable specifications, Master Batch Record procedures, and any description in Hovione's filing at the FDA.

                    2. US applicable laws and regulations, specifically including 21 CFR Parts 11, 207, 210,& 211 and the then current version of the FDA guidance documents pertaining to the manufacture of an Active Pharmaceutical Ingredient) and the then current USP/NF requirements.

                    3. Applicable requirements established for the manufacture and supply of the API for the European Union and Japan, including those under statute, regulation and pharmacopoeia.

                    4. All other laws and regulations applicable to the operations of Hovione.

                    5. Hovione shall successfully pass FDA PAI and all other regulatory inspections carried out by FDA and other regulatory authorities, and Allos audits, without material objection. Except as specifically permitted in Hovione's filing at FDA, Hovione shall not carryout any reworking, in-process or batch blending (including recrystallization or recycling of mother liquors or solvents) or reprocessing without


Confidential Term Sheet: Ver.02       Page 6                      March 25, 1999
                   prior written authorization from Allos, and shall promptly inform Allos of all OOS events, and provide it with the applicable investigation report and corrective action plans prior to release of the in-process or finished lots that are subject to the OOS event (including related lots).

INSPECTIONS &      Hovione will permit and cooperate with inspections of all
AUDITS:            relevant Hovione facilities, equipment, materials,
                   personnel, operations, records relating to the services performed under the Agreement by representatives of Allos, FDA, and other US and foreign authorities. Allos full-time employees and appointed experts may be present during any or all parts of manufacturing activities. Hovione will provide
                   Allos with immediate notice of any inspections by FDA or other authorities as the inspection pertains to Hovione's manufacture of, or its ability to manufacture, the API.
                   Where possible, Allos full-time employees or a consultant to the Allos Manufacturing or Quality Control Units will have the right to be present for such inspections, and will in all cases be provided a copy of any inspection reports or communications from such inspectors or regulatory authorities, and to review and comment on any planned response by Hovione.

                   During the Commercial Phase Allos may have up to two representatives of its Manufacturing or Quality Control Unit, and its appointed experts, present for and observe any manufacturing operations related to the API, and may conduct two complete quality assurance audits each year during the performance of manufacturing operations, upon 60 days prior notice, and additional audits (with no fewer than 5 days notice) upon the occurrences of any product problems, or changes in manufacturing equipment, facilities or operations. Allos will provide a clear identification of the individuals it wishes to have present at Hovione facilities; Hovione may reasonably refuse entry to individuals, other than the Allos Directors of Manufacturing, Operations or Quality Assurance, that it reasonably believes are present for reasons other than a quality function.

                   Allos will have access to DUNE for review of analytical and batch data in real-time. Allos shall be provided with copies of all documentation related to process deviations and out-of-specification or out-of trend results, and their investigation and corrective actions proposed by Hovione. During audits to Hovione's facilities Allos is entitled to review all documentation that is usually made available to an FDA inspector, in at least an equivalent manner.

                   There shall be no charge for any inspections or audits, and Hovione shall cooperate with both providing of reasonable space for review of documents and assistance of key personnel. Allos representatives, when present at a Hovione site, shall at all times comply with Hovione's internal policies.

INTELLECTUAL       Allos shall exclusively own and have the full right to use,
PROPERTY RIGHTS:   assign and sublicense inventions, process improvements and analytical methods developed under this Agreement that relate to the use, manufacture or testing of RSR13, whether patentable or not; provided, that during the term of this Agreement Hovione shall be entitled to receive good consideration for the use by others of its Know-how as set forth below. Such consideration shall only be due if Hovione is not in breach of this


Confidential Term Sheet: Ver. 02     Page 7                       March 25, 1999

                   Agreement, and Allos shall not authorize more than three parties at any one time (other than Allos) to use such improvements. Allos, with the consultation of Hovione, shall control decisions on patent prosecution, defense and enforcement, and Hovione at Allos' expense, shall reasonably assist Allos in such prosecution, defense and enforcement.

                   Hovione shall have the right to use (but not sublicense or disclose) generically applicable process improvements and analytical methods; provided that such process improvements or analytical methods shall not be used to manufacture or test RSR13 or chemically related compounds covered by US patents (or patent applications) owned by or exclusively licensed to Allos (collectively the "RSR13 Compounds") for any person other than Allos until the end of all of the following three periods (the "Exclusivity Period"):

                         (i) The life of the U.S. and EU patents for the RSR13 Compounds (including any term extensions and non-patent market exclusivity periods); and

                         (ii) Five years from the approval of the FDA NDA of RSR13; and

                         (iii) The number of years during which Hovione supplied Allos with at least 65% of any of its annual Pre-Commercial or Commercial Supply requirements, plus 24 months.

                   Except as directed by Allos, neither Hovione, nor any of its affiliates shall manufacture RSR13, or any other RSR13 Compounds, during the term of the Agreement and the Exclusivity Period.

CONSIDERATION      In order to provide Hovione with an incentive to explore
FOR HOVIONE        patent opportunities and process improvements; and in order
KNOW-HOW           to assure that Hovione acts in the best interests of Allos and its other manufacturers Hovione will be entitled, for as long as it is not in breach of contract, to good consideration as follows:

                   o  [ * ].

                   [ * ].

CONFIDENTIALITY:   Each party shall agree to be bound by obligations of
                   confidentiality, non-use and non-disclosure of the confidential and proprietary information of the other parties, subject to rights under the Agreement. The terms of the confidentiality agreement dated 7th July 1998 shall be deemed to be included in the Agreement. The period during which the obligations of confidentiality shall continue shall be extended to endure for ten years from the return of the other party's confidential information that is in its possession, so long as such information remains confidential


Confidential Term Sheet: Ver. 02     Page 8                       March 25, 1999


*CONFIDENTIAL TREATMENT
       REQUESTED
                    information.

UNINTERRUPTED       During the validity of this agreement Hovione is obligated
SUPPLY AND FIRST    to assure that Allos has an uninterrupted supply of API:
REFUSAL RIGHT
                    o  To this end Allos assures that it will offer to Hovione a right of first refusal for its requirements beyond the 30 tonnes/year amount. This right of first refusal shall only apply to the 65% of the annual demand which exceeds 30 tonnes. Hovione may exercise this right in its entirety or in part, and must do so at a competitive price as evidenced by written bids obtained by Allos from equivalent third-parties

                    o To this end, and in the event that Hovione does not exercise the option as set out above, Hovione is obligated to find alternative sources of API. Hovione must also assure that up-to-date technology is transferred to the alternative supplier(s) as efficiently as possible and that the regulatory process is handled successfully.

                    o To this end, and in the event that Hovione cannot find alternative sources of API which are acceptable to Allos, Hovione at its expense shall invest in additional capacity to meet all Allos requirements and shall remain the primary supplier of 65% of the API needs for a further 5 years' period at prices to be negotiated in good faith.

TERMINATION:        This Agreement shall remain valid from the effective date
                    until the 5th anniversary of the launch in the USA of a drug product containing RSR13. The Agreement shall have automatic two-year extensions unless a party provides written notice of non-renewal at least twenty-four months prior to expiration of term.

                    The Agreement may be terminated upon 90 days notice by either party to the other for material breach by the other party that is not substantially cured or curable by the end of the notice period.

                    It may be terminated immediately by Allos if the product will not be marketed, or further developed or if the supply or use of the AFI would reasonably result in liability for patent infringement; however, all valid purchase orders issued during the commercial phase shall independently remain valid contracts, provided that agreement shall provide for reasonable terms for purchase orders buy-out by Allos. Such purchase orders will be fulfilled totally by Hovione, and paid for by Allos, unless otherwise negotiated and agreed to in writing. Allos may also terminate as provided under the Supply Assurance section.

                    It may be terminated on three months written notice by Hovione if the NDA is not submitted to with FDA by 30th June [*], or if Allos does not buy AFI from Hovione worth at least [*] during [*] and [*] during [*] and in every year thereafter. However, Allos shall have the right to obtain three nine month extensions to the above dates (i.e., each extension defers the all three dates by nine months) upon payment of [*] for the first extension, and [*] and [*] for the [*] and [*] extension respectively.


Confidential Term Sheet: Ver.02          Page 9                 March 25, 1999

*CONFIDENTIAL TREATMENT
       REQUESTED

                   In the event of the Agreement's termination by Allos because of reasons other than Hovione material breach (but not its expiration), Allos, at its election, will either: (i) purchase, at Hovione's documented purchase cost, its raw and in-process materials reasonably purchased for production of RSR13 and that cannot be returned for credit or used for the manufacture products for other customers (subject to the generic competition restriction), plus shipping costs; or
                   (ii) pay for such reasonable raw and in-process materials to be manufactured into API in accordance with the Agreement. Hovione shall inform Allos of the quantities of raw and in-process that Hovione is maintaining in its inventory on a periodic basis (but no less than quarterly). In no event shall Allos be responsible for raw or in-process materials that exceed the amounts that would be required to meet more than API forecasts for six months following the date of termination.

                   Indemnification, intellectual property and other applicable obligations shall survive termination and expiration of the Agreement.

INSURANCE:         Hovione is not required to carry any product liability
                   insurance, but shall carry such other standard insurance as mutually acceptable to the parties.

INDEMNIFICATION:   Allos will indemnify, defend and hold Hovione (and their
                   employees, officers and directors) harmless from (i) product liability claims arising from the testing, sale or use of the API or the product manufactured with it, and (ii) infringement claims arising from breach of Allos warranty.
                   Allos obligations shall not include such claims to the extent that they arise from the (i) breach by any Hovione indemnitee of its obligations under the Agreement, or (ii) any negligent or otherwise wrongful act or omission of any Hovione indemnitee.

                   Hovione will indemnify, defend and hold Allos (and its employees, officer and directors) harmless from (i) product liability claims arising from the manufacture of the API to the extent caused by Hovione's breach of any obligation under the Agreement, and (ii) infringement claims arising from breach of Hovione warranty. Hovione obligations shall not include such claims to the extent that they arise from the (i) breach by any Allos indemnitee of its obligations under the Agreement, or (ii) any negligent or otherwise wrongful act or omission of any Allos indemnitee.

                   In the event that it is ruled by arbitration or in a court of law that Hovione was negligent in observing cGMP's or that it manufactured product in a manner that conflicts with that described in Hovione's filings at FDA or the terms of the Agreement, it shall contribute to the costs associated with a recall or with similar damages. However, in no case shall Hovione's total aggregate liability under the Agreement for any recall ever cause it to pay recall costs and similar damages in a total which exceeds the amount of receipts due from Allos in the 12 months periods immediately before the first notification of the issue that led to the liability/recall and the delivery of the batches involved in such recall.


Confidential Term Sheet: Ver.02            Page 10                March 25, 1999

WARRANTIES:         Standard legal, financial, corporate, capability and
                    conflict, Force Majeure, intellectual property and other warranties, including regulatory (including Generic Drug
                    Enforcement Act) and legal compliance, as mutually acceptable to the parties.

                    Allos and Hovione shall each warrant that to the best of its knowledge and belief the manufacture, import, and sale of RSR13 will not infringe any third party patents or other proprietary rights.

                    Hovione shall warrant that it is not using in the manufacture of RSR13 any process or materials covered by any patent owned or licensed to it without Allos' consent.

ASSIGNMENT:         Assignment of the Agreement is permitted subject to a
                    written agreement by the other party.

MISCELLANEOUS:      Standard legal and other provisions as mutually acceptable to the parties. The Agreement and all disputes relating to it shall be interpreted under New York law and enforceable against all of the parties in the courts of New York. The UN
                    Convention on the Sale of Goods shall not apply. Parties shall submit any disputes, not resolved by meeting between senior management, to binding arbitration held in New York or other any location acceptable to the parties.

     ACKNOWLEDGED AND AGREED

     ALLOS THERAPEUTICS, INC.                   HOVIONE INTER LIMITED

     By: /s/ STEPHEN J. HOFFMAN                 By: /s/ GUY VILLAX
        ------------------------------------       ----------------------------
         Stephen J. Hoffman, Ph.D., MD              Guy Villax
         President & Chief Executive Officer        Chief Executive Officer

     Date: 3/25/99                              Date: 3/25/99





Confidential Term Sheet: Ver. 02    Page 11                       March 25, 1999